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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                       PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

        Date of Report (Date of earliest event reported): April 11, 2005

                        CELL ROBOTICS INTERNATIONAL, INC.
             (Exact name of registrant as specified in its charter)

             Colorado                       5049-05                      84-1153295
(State or other jurisdiction of    (Commission File Number)    (IRS Employer Identification
          incorporation)                                                   Number)

                                   2715 Broadbent Parkway N.E.
                                     Albuquerque, New Mexico                87107
                             (Address of principal executive offices)     (Zip Code)

       Registrant's telephone number, including area code: (505) 343-1131


Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

|_|      Section 1 - Registrant's Business and Operations


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ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

         On April 11, 2005, Cell Robotics International, Inc. (the "Company") entered into a Warrant (the "Warrant") with CRII-SASCO Business Trust (the "Holder"). The Holder has agreed to pay $160,000 for the Warrant within five business days from the Holder's receipt of the Warrant executed by the Company. The Company delivered the executed Warrant on April 12, 2005.

         The Warrant entitles the Holder to purchase from the Company, up to 16,000,000 shares of Common Stock at an exercise price of $0.25 per share. The Warrant is exercisable for a period of six months from April 12, 2005. The Holder is required to exercise the Warrant in four equal increments of 4,000,000 shares each upon the Company's satisfaction of specified covenants defined for each increment. The proceeds from any exercise increment would be $1.0 million. If the Warrant is fully exercised the aggregate gross proceeds to the Company would be $4.0 million. The shares purchased upon exercise of the Warrant are not required to be registered under the Securities Act. If the Warrant is fully exercised, the Holder will become a substantial shareholder, constituting approximately 40% of the total outstanding shares of common stock of the Company based on the Company's current outstanding shares.

         The exercise of the Warrant by the Holder is subject to the Company satisfying specified covenants as described in Exhibit B attached to the Warrant. As to any 4,000,000 share exercise increment, the Holder is not required to exercise all or any part of the Warrant relating to such increment until the covenants pertaining to the exercise increment as described in Exhibit B to the Warrant are fully satisfied. There can be no assurances that the Company will satisfy the conditions relating to any exercise of the Warrant. The Company is also required to comply with certain covenants described in Exhibit C of the Warrant. The covenants that are a condition to exercise include, among others:

         o The Company must use its best efforts to pursue negotiated settlements with its note holders as a condition to the first 4,000,000 share exercise increment under the Warrant.

         o The Company must negotiate reasonable modifications to its loan facility maturing July 1, 2005 as a condition to the second 4,000,000 share exercise increment under the Warrant. Presently, the principle balance outstanding under this facility is $1.5 million.

         o Holder must submit two nominees to the Company's Board of Directors, the first of which must be nominated and appointed as a condition to the first 4,000,000 share exercise increment under the Warrant I and the second of which must be nominated and appointed as a condition to the second 4,000,000 share exercise increment under the Warrant.

         o The Company must prepare employment contracts with its current chief executive officer and its current chief operating officer as a condition to the first 4,000,000 share exercise increment under the Warrant.

         o The Company must complete an independent and certified valuation of its intellectual property and its enterprise value as a condition to the third 4,000,000 share exercise increment under the Warrant.

         o The Company must initiate a search for a permanent chief financial officer as a condition to the first 4,000,000 share exercise increment under the Warrant.

         o The Company must submit a plan and schedule for the calling of shareholder meeting as a condition to the fourth 4,000,000 share exercise increment under the Warrant.

The above discussion of the Warrant is a summary description of certain terms and conditions of that instrument and is qualified in its entirety by the terms and conditions of the Warrant. For complete descriptions of the rights and obligations summarized in this report, reference must be made to the Warrant attached hereto as Exhibit 10.01 and incorporated by reference herein.

ITEM 3.02  UNREGISTERED SALES OF EQUITY SECURITIES

         The information included in Item 1.01 is incorporated herein by reference. The issuance of the securities described above was made in reliance upon the exemption from registration under Section 4(2) of the Securities Act of 1933, as amended. The Company anticipates using the proceeds from any exercise of the Warrant to repay existing indebtedness and for working capital and general corporate purposes. If the Warrant is fully exercised, the Company's existing shareholders will be substantially diluted.


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         The Company has 50,000,000 shares of common stock authorized and an aggregate of approximately 46,000,000 shares outstanding and reserved for issuance under outstanding warrants, options and other securities, including the shares reserved underlying the Warrant. Therefore, the Company may be required to seek shareholder approval to authorize additional shares of common stock in order to consummate any additional fund raising efforts. There can be no assurance that the Company would be able to timely obtain such shareholder approval, if at all, which could have a material adverse impact on its financial position and on its ability to conduct future fund raising efforts.

ITEM 9.01  FINANCIAL STATEMENTS AND EXHIBITS

EXHIBIT
NUMBER       DESCRIPTION
-------      -----------

10.1 Warrant Agreement dated April 11, 2005 between the Company and CRII-SASCO Business Trust


                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                       CELL ROBOTICS INTERNATIONAL, INC.


Date:    April 15, 2005                By: /s/ Eutimio Sena
                                          --------------------------------------
                                          Eutimio Sena, Chief Executive Officer,
                                          President and Director


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                                  EXHIBIT INDEX
EXHIBIT
NUMBER       DESCRIPTION
-------      -----------

10.1 Warrant Agreement dated April 11, 2005 between the Company and CRII-SASCO Business Trust